Exhibit 99.1

For Immediate Release	Symbol: POT
January 30, 2014
Listed: TSX, NYSE

PotashCorp Reports Fourth-Quarter Earnings of $0.26 per Share

Key Highlights

•	Fourth-quarter earnings of $0.26 per share[1]; full-year 2013 earnings of $2.04 per share

•	Fourth-quarter results included $60 million in severance-related costs from workforce reductions

•	Cash flow from operating activities totaled $3.2 billion for 2013 – our third-highest total on record

•	Earnings guidance of $0.30-$0.35 per share for first-quarter 2014; $1.40-$1.80 per share for the year

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported fourth-quarter earnings of $0.26 per share ($230 million), a total which included a $60 million charge (approximately $0.05 per share) for severance-related costs associated with workforce reductions announced in December. This result was below the $0.48 per share ($421 million) reported during the same period in 2012. Earnings for the year totaled $2.04 per share, compared to $2.37 per share in 2012.

Challenging fertilizer market conditions impacted our performance. Gross margins fell as lower prices in all three nutrients more than offset improved costs and higher sales volumes. Total gross margin for both the quarter ($460 million) and the year ($2.8 billion) fell below 2012 same-period results of $586 million and $3.4 billion, respectively.

Fourth-quarter earnings before finance costs, income taxes, depreciation and amortization2 (EBITDA) of $544 million brought our total for the year to $3.3 billion. The company generated $656 million in cash from operating activities during the fourth quarter, bringing our full-year result to $3.2 billion, slightly below the record achieved in 2012.

Earnings from our offshore investments were similarly affected by fertilizer market conditions. For the quarter, contributions from our investments in Arab Potash Company Ltd. (APC) in Jordan, Israel Chemicals Ltd.

(ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile added $25 million to earnings. Total contributions for the year, including a dividend from Sinofert Holdings Limited (Sinofert) in China, were $276 million. Both totals trailed those of the previous year. The market value of our investments in these publicly traded companies was approximately $5.2 billion, or $6 per share, at market close on January 29, 2014.

“This past quarter was a difficult one,” said PotashCorp President and Chief Executive Officer Bill Doyle. “Pricing headwinds – most notably in potash – weighed on our performance, although there were signs as the quarter came to a close that the uncertainty in global markets was beginning to abate. Our focus remained on those things we can influence and we took important steps to enhance our competitive position across all three nutrients and prepare the company to deliver better performance.”

Market Conditions

Following a period of limited purchasing activity, potash demand improved during the fourth quarter of 2013. This was most notable in North America where favorable crop economics and the need to replenish soil nutrients after a record harvest led to robust demand as farmers sought to meet their fall application needs. Shipments from North American producers climbed 30 percent above the same period in 2012 – totaling 2.3 million tonnes, which nearly surpassed the fourth-quarter record.

Offshore potash shipments from North American producers improved sharply during the quarter (up 38 percent) compared to the same period in 2012, when demand was especially weak. While buyers continued to move cautiously in an uncertain pricing environment, strong seasonal demand resulted in greater purchasing activity in spot markets like Brazil and Southeast Asia. Conversely, shipments to key contract markets continued to be limited, although totals for the most recent quarter included movements to India (none in 2012’s similar period). Increased supply capability combined with relatively constrained demand resulted in continued price erosion through the last three months of 2013.

In nitrogen, ammonia prices were relatively stable through much of the second half of the year, although well below the comparative period of 2012 due to increased supply availability from key exporting regions and higher US production. After weakening through much of the year, urea markets began to show improvement near the end of the fourth quarter as stronger demand, limited import activity and perceived product shortages pushed up key benchmark prices.

Rising export capability and weak Indian imports affected global phosphate markets for most of 2013. In North America, fourth-quarter shipments from domestic producers slowed as dealers drew down inventories to help meet fall fertilizer application requirements. This slowdown was partially offset by strong demand in Latin America and certain Southeast Asian countries, which was reflected in increased exports by US producers during the fourth quarter. Although markets started to strengthen as the year came to a close, prices for all phosphate products trailed those during the same period in 2012.

Potash

A challenging pricing environment – particularly during the second half of the year – led to weaker results in our potash segment in 2013. Gross margin for the quarter ($228 million) and year ($1.6 billion) trailed the comparative totals in 2012 ($281 million and $2.0 billion, respectively).

Fourth-quarter potash sales volumes surpassed the trailing quarter (up 13 percent) and the comparative period of 2012 (up 34 percent). This rebound was most pronounced in North America, as our sales volumes to this market reached 0.8 million tonnes, outpacing the 0.6 million tonnes sold during the same period of 2012. Our offshore sales volumes of 0.9 million tonnes for the fourth quarter were above the historically low 0.7 million tonnes sold during the same period in 2012. The majority of Canpotex3 shipments were to Latin America (29 percent) and Other Asia (41 percent), with those to India (17 percent) and spot vessels to China (6 percent) accounting for a smaller percentage. PotashCorp’s annual sales volumes reached 8.1 million tonnes, exceeding the 7.2 million tonnes shipped during full-year 2012. This reflected an overall improvement in global volumes.

Competitive pressures weighed on all potash markets and led to lower average realized prices for the fourth quarter ($282 per tonne) and full year ($332 per tonne) relative to the same periods in 2012.

Our per-tonne costs of goods sold, including $32 million in severance-related costs, improved from last year’s fourth quarter primarily due to higher production levels, a declining Canadian dollar and the absence of higher-cost Esterhazy tonnes.

Nitrogen

Fourth-quarter nitrogen gross margin totaled $188 million – compared to $206 million generated during the same period in 2012 – as the positive impact of increased sales volumes was more than offset by lower average realized prices. For the year, gross margin reached $913 million, 7 percent below the record achieved in 2012.

Favorable natural gas costs and higher production levels resulted in our US operations generating $126 million of gross margin for the quarter, while Trinidad contributed $62 million.

Our fourth-quarter sales volumes of 1.5 million tonnes exceeded the 1.1 million tonnes sold during the same period of 2012 as we benefited from expanded capacity. Sales volumes for the year reached 5.9 million tonnes, 19 percent higher than in 2012, primarily reflecting additional tonnage from our Geismar facility.

Our average realized price for the fourth quarter was $326 per tonne, well below the $461 per tonne in 2012’s comparable period. Prices for all three major product categories declined from the historically high levels of 2012.

The total average cost of natural gas used in production for the fourth quarter, including the impact of our hedged position, was $4.83 per MMBtu, 31 percent below the same period in 2012. This, plus the favorable impact of additional lower-cost production from Geismar, resulted in a 29 percent reduction in per-tonne cost of goods sold for the quarter.

Phosphate

Our fourth-quarter phosphate gross margin totaled $44 million, produced almost entirely by our feed and industrial businesses. This result was well below the $99 million earned during the same period in 2012 as difficult global phosphate fertilizer market conditions persisted. Additionally, the fourth-quarter 2013 total included $17 million in severance-related costs and $14 million in other non-cash charges, both of which were included in cost of goods sold. For the year, phosphate gross margin totaled $304 million, significantly below the $469 million earned in 2012.

Sales volumes reached 0.9 million tonnes, 11 percent above the comparative quarter in 2012 when rock supply challenges constrained our capability. This result brought our full-year 2013 total to 3.7 million tonnes, slightly above 2012 levels.

For the fourth quarter, our average realized price of $455 per tonne trailed the $577 per tonne realized in the same period in 2012. Fertilizer products experienced the largest decline, with average realized prices down by 28 percent, while prices for our more stable feed and industrial products were down 8 percent.

Higher production levels and lower input costs for sulfur and ammonia were the key contributors to our improved per-tonne cost of goods sold in phosphate (down 13 percent compared to fourth-quarter 2012).

Financial

Provincial mining and other taxes totaled $40 million (compared to $18 million in fourth-quarter 2012), largely due to the timing of annual potash production tax accruals.

Capital-related cash expenditures totaled $0.4 billion during the quarter, bringing our annual total to $1.6 billion. At the close of 2013, our estimated expenditures relating to our multi-year potash expansion program were 93 percent complete.

Through our announced share repurchase program, we repurchased a total of 7.8 million common shares during the fourth quarter. At the close of 2013, we had completed approximately 33 percent of the anticipated total buyback under the program at an average cost of $31.46 per share.

Market Outlook

Even as 2014 begins with a more tempered outlook for crop commodity prices, we believe the fundamental drivers of fertilizer demand remain supportive. Record crop production in 2013 has led to a significant agronomic need to replenish essential soil nutrients. We expect farmers, especially those in more developed agricultural economies, will strive to increase their soil productivity in order to maximize returns from each planted acre.

In potash, the uncertainty that persisted over the past six months appears to be subsiding and we expect global demand to improve. We enter 2014 with improved market engagement and believe global shipments for the year could be in the range of 55-57 million tonnes (an increase of approximately 5 percent from 2013 levels), with those during the first half expected to be particularly robust. Although we believe conditions are supportive for record potash demand, achieving such levels will largely depend on consistent buyer engagement and renewed commitment in key developing agricultural economies to address nutrient-deficient soils.

In North America, we expect potash demand to be strong entering the planting season as supportive economics and the need to replenish soil nutrients should increase requirements at the farm level. We have seen this play out in recent weeks as dealers with limited inventories seek to ensure tonnage is in place prior to the spring. We anticipate shipments through the first half of 2014 will outpace those during the same period last year.

In China, we believe improved product affordability and a desire to increase domestic food production to help counterbalance rising grain imports will motivate consumption growth. We expect this to result in annual potash imports slightly above 2013 levels. First-half contracts with major offshore suppliers – including Canpotex – will likely meet a significant portion of China’s anticipated annual seaborne requirements.

In India, potash shipments against previously contracted tonnage (through the end of March 2014) continue at revised pricing terms more reflective of current market conditions. We believe that India’s potash requirements will improve after a prolonged period of deferral, although we do not expect a significant consumption response in 2014 without changes to the existing fertilizer subsidy program.

Buyers in key offshore spot markets in Latin America and other Asian countries continue to be active. We see positive signs that potash demand will remain at elevated levels in response to agronomic needs and favorable economic conditions. As a result, we anticipate shipments to these regions will meet or surpass previous-year levels.

Based on our expectation of improved demand and reduced operational capability (resulting largely from our operational and workforce changes announced in December), we believe industry operating rates will rise from 2013 levels (approximately 81 percent) and could be in the range of 86 percent to 89 percent, contributing to a more stable global potash market.

Financial Outlook

Even as near-term pressure on potash prices appears to have subsided, its impact is expected to suppress our offshore realizations through the early part of 2014. In North America, new pricing levels of $350 per short ton ($385 per metric tonne) announced with our winter-fill sales program will result in a lower realized price than during fourth-quarter 2013.

We expect our 2014 potash sales volumes to approximate 8.2-8.6 million tonnes. While this estimate assumes a benefit from higher anticipated global shipments, it will be partially offset by reduced sales from our New Brunswick facility (the result of a temporary reduction in operational capability) and a slightly lower Canpotex allocation for the first half of 2014 compared to the close of 2013 (due to a competitor’s recent expansion run).

We believe we are well positioned to achieve our potash cost reduction targets of $15-$20 per tonne from 2013 levels as we maximize production at our lowest cost facilities. For 2014, our total will include an estimated $16 million increase in non-cash costs due to accelerated depreciation at our Penobsquis mine in New Brunswick along with transition costs of approximately $54 million related to the ramp-up at Picadilly and Rocanville. Total operational capability for 2014 is estimated at approximately 9.0 million tonnes with an ability to draw on inventory should customer demand surpass our current expectations. Our plans include a Canpotex allocation run at Allan, which should raise our entitlement for the second half of 2014 from the current level of approximately 49 percent.

In nitrogen, producers in North America and Trinidad continue to benefit from lower-cost natural gas relative to key exporting regions in China, Western Europe and Ukraine. Although recent pricing increases for urea and nitrogen solutions have improved the near-term outlook in nitrogen, we expect typical seasonal trends and weaker ammonia prices to result in margins trailing those of recent years. With a full year of production from Geismar, combined with the expectation of reduced natural gas curtailments at our operations in Trinidad, we expect our sales volumes to exceed 2013 levels.

In phosphate, fundamentals in the fertilizer business have improved in early 2014 but continued strength will largely depend on consistent engagement in key consuming markets, particularly India. We expect margins, especially for industrial and feed products, to remain relatively stable compared to 2013 levels as improved efficiencies and a shift to a more favorable product mix help counter potential pricing weakness. While the closure of one of our chemical plants at White Springs during the second half of 2014 will lower production slightly, the timing of the curtailment is unlikely to result in significant lost sales volumes for the year. Our non-cash costs will be elevated in 2014 (estimated at $43 million) as we accelerate depreciation on assets impacted by our previously announced operational changes.

Capital expenditures are expected to approximate $1.1 billion in 2014, excluding capitalized interest.

Based on these factors, PotashCorp forecasts first-quarter 2014 net income per share in the range of $0.30-$0.35 for the first quarter of 2014 and between $1.40 and $1.80 per share for full-year 2014. Other annual guidance numbers are provided in the table below:

Guidance Summary

Quarterly: Q1 2014
Earnings per share	$0.30-$0.35
Annual: 2014
Potash sales volumes	8.2-8.6 million tonnes
Potash gross margin	$1.0-$1.3 billion
Nitrogen and phosphate gross margin	$1.0-$1.2 billion
Capital expenditures	~$1.1 billion
Effective tax rate	26-28 percent
Provincial mining and other taxes*	16-18 percent
Selling and administrative expenses	$225-$235 million
Finance costs	$165-$175 million
Income from offshore investments**	$160-$180 million
Earnings per share	$1.40-$1.80

*	As a percentage of potash gross margin
**	Includes income from dividends and share of equity earnings

Conclusion

“While unexpected events and market uncertainty undermined confidence in recent months, we are encouraged by the current trends in global fertilizer markets,” said Doyle. “There remains a tremendous nutrient requirement in soils around the world and farmer economics continue to be supportive to addressing this need. We are confident in our ability to meet customers’ requirements and remain focused on enhancing our competitive position. As a company, we are committed to delivering improved results to our stakeholders.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and among the largest in nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Website: www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in the forward-looking statements, including, but not limited to the following: risk and uncertainties related to operating and workforce changes made in response to our industry and the markets we serve; variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in competitive pressures, including pricing pressures; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; economic and political uncertainty around the world; timing and impact of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflows; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; strikes or other forms of work stoppage or slowdowns; rates of return on and the risks associated with our investments; changes in, and the effects of, government policies and regulations; security risks related to our information technology systems; and earnings and the decisions of taxing authorities, which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2012 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, January 30, 2014 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US:	1-877-881-1303
	-	From Elsewhere:	1-412-902-6719

Live Webcast:	Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	December 31, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$628	$562
Receivables	752	1,089
Inventories	728	762
Prepaid expenses and other current assets	81	83
	2,189	2,496
Non-current assets
Property, plant and equipment	12,233	11,505
Investments in equity-accounted investees	1,276	1,254
Available-for-sale investments	1,722	2,481
Other assets	401	344
Intangible assets	137	126
Total Assets	$17,958	$18,206

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt (Note 2)	$967	$615
Payables and accrued charges	1,104	1,188
Current portion of derivative instrument liabilities	42	51
	2,113	1,854
Non-current liabilities
Long-term debt (Note 2)	2,970	3,466
Derivative instrument liabilities	129	167
Deferred income tax liabilities	2,013	1,482
Pension and other post-retirement benefit liabilities	410	569
Asset retirement obligations and accrued environmental costs	557	645
Other non-current liabilities and deferred credits	138	111
Total Liabilities	8,330	8,294

Shareholders’ Equity
Share capital (Note 3)	1,600	1,543
Unlimited authorization of common shares without par value; issued and outstanding 856,116,325 and 864,900,513 at December 31, 2013 and 2012, respectively
Contributed surplus	219	299
Accumulated other comprehensive income	673	1,399
Retained earnings	7,136	6,671
Total Shareholders’ Equity	9,628	9,912
Total Liabilities and Shareholders’ Equity	$17,958	$18,206

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share amounts)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012

Sales (Note 4)	$1,541	$1,642	$7,305	$7,927
Freight, transportation and distribution	(137)	(113)	(572)	(494)
Cost of goods sold	(944)	(943)	(3,943)	(4,023)
Gross Margin	460	586	2,790	3,410
Selling and administrative expenses	(66)	(53)	(231)	(219)
Provincial mining and other taxes	(40)	(18)	(194)	(180)
Share of earnings of equity-accounted investees	21	58	195	278
Dividend income	7	38	92	144
Impairment of available-for-sale investment	—	—	—	(341)
Other expenses	(15)	(52)	(36)	(73)
Operating Income	367	559	2,616	3,019
Finance costs	(37)	(25)	(144)	(114)
Income Before Income Taxes	330	534	2,472	2,905
Income taxes (Note 5)	(100)	(113)	(687)	(826)
Net Income	$230	$421	$1,785	$2,079

Net Income per Share (Note 6)
Basic	$0.27	$0.49	$2.06	$2.42
Diluted	$0.26	$0.48	$2.04	$2.37

Dividends Declared per Share	$0.35	$0.21	$1.33	$0.70

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(Net of related income taxes)	2013	2012	2013	2012

Net Income	$230	$421	$1,785	$2,079
Other comprehensive (loss) income
Items that will not be reclassified to net income:
Net actuarial gain (loss) on defined benefit plans (1)	14	22	164	(62)
Items that may be reclassified subsequently to net income:
Available-for-sale investments (2)
Net fair value (loss) gain during the period	(22)	47	(759)	216
Reclassification to income of unrealized loss on impaired investment	—	—	—	341
Cash flow hedges
Net fair value loss during the period (3)	—	(4)	—	(20)
Reclassification to income of net loss (4)	8	14	33	50
Other	(1)	(2)	—	(4)
Other Comprehensive (Loss) Income	(1)	77	(562)	521
Comprehensive Income	$229	$498	$1,223	$2,600

(1)	Net of income taxes of $(5) (2012 - $(17)) for the three months ended December 31, 2013 and $(92) (2012 - $31) for the twelve months ended December 31, 2013.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.
(3)

Cash flow hedges are comprised of natural gas derivative instruments and were net of income taxes of $NIL (2012 - $(4)) for the three months ended December 31, 2013 and $NIL (2012 - $7) for the twelve months ended December 31, 2013.

(4)	Net of income taxes of $(4) (2012 - $(8)) for the three months ended December 31, 2013 and $(18) (2012 - $(32)) for the twelve months ended December 31, 2013.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Net actuarial gain on defined benefit plans(1)	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance - December 31, 2012	$1,543	$299	$1,539	$(138)	$—	$(2)	$1,399	$6,671	$9,912
Net income	—	—	—	—	—	—	—	1,785	1,785
Other comprehensive (loss) income	—	—	(759)	33	164	—	(562)	—	(562)
Share repurchase (Note 3)	(25)	(82)	—	—	—	—	—	(338)	(445)
Dividends declared	—	—	—	—	—	—	—	(1,146)	(1,146)
Effect of share-based compensation including issuance of common shares	52	2	—	—	—	—	—	—	54
Shares issued for dividend reinvestment plan	30	—	—	—	—	—	—	—	30
Transfer of net actuarial gain on defined benefit plans	—	—	—	—	(164)	—	(164)	164	—
Balance - December 31, 2013	$1,600	$219	$780	$(105)	$—	$(2)	$673	$7,136	$9,628

(1)	Any amounts incurred during a period were closed out to retained earnings at each period-end. Therefore, no balance exists at the beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012

Operating Activities
Net income	$230	$421	$1,785	$2,079

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	177	144	666	578
Share-based compensation	2	3	27	24
Net distributed (undistributed) earnings of equity-accounted investees	47	23	(15)	(67)
Impairment of available-for-sale investment	—	—	—	341
Realized excess tax benefit related to share-based compensation	3	23	18	30
Provision for deferred income tax	86	26	397	392
Pension and other post-retirement benefits	(6)	3	(16)	(68)
Asset retirement obligations and accrued environmental costs	14	(6)	(2)	(2)
Other long-term liabilities and miscellaneous	13	18	67	51
Subtotal of adjustments	336	234	1,142	1,279

Changes in non-cash operating working capital
Receivables	114	272	276	188
Inventories	(1)	(70)	28	(7)
Prepaid expenses and other current assets	3	(11)	(1)	(32)
Payables and accrued charges	(26)	26	(18)	(282)
Subtotal of changes in non-cash operating working capital	90	217	285	(133)
Cash provided by operating activities	656	872	3,212	3,225

Investing Activities
Additions to property, plant and equipment	(414)	(628)	(1,624)	(2,133)
Other assets and intangible assets	8	(34)	—	(71)
Cash used in investing activities	(406)	(662)	(1,624)	(2,204)

Financing Activities
Repayment of and finance costs on long-term debt obligations	—	—	(254)	(2)
Proceeds from (repayment of) short-term debt obligations	357	41	101	(460)
Dividends	(297)	(174)	(997)	(467)
Repurchase of common shares	(245)	—	(411)	—
Issuance of common shares	8	24	39	40
Cash used in financing activities	(177)	(109)	(1,522)	(889)
Increase in Cash and Cash Equivalents	73	101	66	132
Cash and Cash Equivalents, Beginning of Period	555	461	562	430
Cash and Cash Equivalents, End of Period	$628	$562	$628	$562

Cash and cash equivalents comprised of:
Cash	$129	$64	$129	$64
Short-term investments	499	498	499	498
	$628	$562	$628	$562

Supplemental cash flow disclosure
Interest paid	$68	$95	$191	$209
Income taxes paid	$76	$93	$189	$676

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2013

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”). The accounting policies used in preparing these unaudited condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2012 annual consolidated financial statements except as described in Note 1 of the company’s 2013 First Quarter Quarterly Report on Form 10-Q.

These unaudited condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2012 annual consolidated financial statements. The company’s 2013 annual consolidated financial statements will include additional information under IFRS in its Annual Integrated Report in February 2014.

In management’s opinion, the unaudited condensed consolidated financial statements include all adjustments necessary to present fairly such information.

2. Long-Term Debt

During the first quarter of 2013, the company fully repaid $250 of 4.875 percent 10-year senior notes at maturity. During the second quarter of 2013, the company classified as current the $500 aggregate principal amount of 5.250 percent senior notes due May 15, 2014.

3. Share Capital

On July 24, 2013, the company’s Board of Directors authorized a share repurchase program of up to $2,000 of PotashCorp’s outstanding common shares (5 percent of its outstanding common shares) through a normal course issuer bid. Shares may be repurchased from time to time on the open market commencing August 2, 2013 through August 1, 2014 at prevailing market prices. The timing and amount of purchases under the program are dependent upon the availability and alternate uses of capital, market conditions, applicable US and Canadian regulations and other factors.

Under this program, the company had repurchased for cancellation 7,845,100 common shares during the three months ended December 31, 2013, at a cost of $250 and an average price per share of $31.86. The repurchase resulted in a reduction of share capital of $14, and the excess of net cost over the average book value of the shares was recorded as a reduction of contributed surplus of $3 and a reduction of retained earnings of $233. During the twelve months ended December 31, 2013, a total of 14,145,100 common shares were repurchased at a cost of $445 and an average price per share of $31.46, resulting in a reduction of share capital of $25, a reduction of contributed surplus of $82 and a reduction of retained earnings of $338.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2013

(in millions of US dollars except as otherwise noted)

(unaudited)

4. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended December 31, 2013
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$564	$494	$483	$—	$1,541
Freight, transportation and distribution - third party	(60)	(23)	(54)	—	(137)
Net sales - third party	504	471	429	—
Cost of goods sold - third party	(276)	(298)	(370)	—	(944)
Margin (cost) on inter-segment sales	—	15	(15)	—	—
Gross margin	228	188	44	—	460
Depreciation and amortization	(52)	(40)	(80)	(5)	(177)
Cash flows for additions to property, plant and equipment	279	72	60	3	414

	Three Months Ended December 31, 2012
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$554	$546	$542	$—	$1,642
Freight, transportation and distribution - third party	(41)	(21)	(51)	—	(113)
Net sales - third party	513	525	491	—
Cost of goods sold - third party	(232)	(334)	(377)	—	(943)
Margin (cost) on inter-segment sales	—	15	(15)	—	—
Gross margin	281	206	99	—	586
Depreciation and amortization	(34)	(35)	(73)	(2)	(144)
Cash flows for additions to property, plant and equipment	395	118	73	42	628

	Twelve Months Ended December 31, 2013
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$2,963	$2,275	$2,067	$—	$7,305
Freight, transportation and distribution - third party	(256)	(101)	(215)	—	(572)
Net sales - third party	2,707	2,174	1,852	—
Cost of goods sold - third party	(1,134)	(1,316)	(1,493)	—	(3,943)
Margin (cost) on inter-segment sales	—	55	(55)	—	—
Gross margin	1,573	913	304	—	2,790
Depreciation and amortization	(196)	(161)	(294)	(15)	(666)
Cash flows for additions to property, plant and equipment	1,151	184	238	51	1,624

	Twelve Months Ended December 31, 2012
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$3,285	$2,350	$2,292	$—	$7,927
Freight, transportation and distribution - third party	(206)	(97)	(191)	—	(494)
Net sales - third party	3,079	2,253	2,101	—
Cost of goods sold - third party	(1,116)	(1,341)	(1,566)	—	(4,023)
Margin (cost) on inter-segment sales	—	66	(66)	—	—
Gross margin	1,963	978	469	—	3,410
Depreciation and amortization	(169)	(138)	(261)	(10)	(578)
Cash flows for additions to property, plant and equipment	1,424	379	245	85	2,133

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2013

(in millions of US dollars except as otherwise noted)

(unaudited)

5. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the pre-tax income of each jurisdiction.

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Income tax expense	$100	$113	$687	$826
Actual effective tax rate on ordinary earnings	25%	19%	26%	25%
Actual effective tax rate including discrete items	30%	21%	28%	28%
Discrete tax adjustments that impacted the tax rate	$18	$10	$55	$27

Significant items to note include the following:

•	The actual effective tax rate on ordinary earnings for the fourth quarter of 2013 increased compared to the same period last year due to a different income weighting between jurisdictions.

•	In 2013, a tax expense of $8 (recovery of $1 in the fourth quarter) was recorded to adjust the 2012 income tax provision to the income tax returns filed for that year.

•	In fourth-quarter 2013, a net tax expense of $13 was recorded to adjust the deferred tax asset related to foreign tax loss carryforwards to the amount expected to be realized upon utilization.

•	In fourth-quarter 2013, a deferred tax expense of $10 was recorded as a result of a planned distribution of earnings from a foreign jurisdiction.

•	In second-quarter 2013, a deferred tax expense of $11 was recorded as a result of a Canadian income tax rate increase.

•	In 2012, a tax expense of $17 ($NIL in the fourth quarter) was recorded to adjust the 2011 income tax provision to the income tax returns filed for that year.

•

In second-quarter 2012, a non-tax deductible impairment of the company’s available-for-sale investment in Sinofert Holdings Limited was recorded. This increased the 2012 actual effective tax rate including discrete items by 3 percent for the year.

6. Net Income Per Share

Net income per share was calculated on the following weighted average number of shares:

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Basic	861,331,000	862,757,000	864,596,000	860,033,000
Diluted	868,015,000	875,959,000	873,982,000	875,907,000

Diluted net income per share was calculated based on the weighted average number of shares issued and outstanding during the period, incorporating the following adjustments. The denominator was: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation was based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect were dilutive.

7. Operating and Workforce Changes

The company implemented operating and workforce changes in the US, Canada and Trinidad which resulted in the following for the year ending December 31, 2013:

•	Termination benefit costs of $60 and a provision of $56 at December 31, 2013. The provision is expected to be settled in 2014.

•	Curtailment gains of $11 in the company’s US defined benefit plans due to significant reductions in plan participants.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012

Potash Sales (tonnes - thousands)
Manufactured Product
North America	836	588	3,185	2,590
Offshore	929	729	4,915	4,640
Manufactured Product	1,765	1,317	8,100	7,230

Potash Net Sales
(US $ millions)
Sales	$564	$554	$2,963	$3,285
Freight, transportation and distribution	(60)	(41)	(256)	(206)
Net Sales	$504	$513	$2,707	$3,079

Manufactured Product
North America	$287	$263	$1,210	$1,231
Offshore	211	247	1,482	1,835
Other miscellaneous and purchased product	6	3	15	13
Net Sales	$504	$513	$2,707	$3,079

Manufactured Product
Average Realized Sales Price per MT
North America	$343	$447	$380	$475
Offshore	$227	$339	$302	$396
Average	$282	$387	$332	$424
Cost of Goods Sold per MT	$(150)	$(172)	$(136)	$(152)
Gross Margin per MT	$132	$215	$196	$272

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012

Average Natural Gas Cost in Production per MMBtu	$4.83	$7.01	$5.38	$5.91
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	543	425	2,163	2,033
Urea	270	235	1,070	1,105
Solutions/Nitric acid/Ammonium nitrate	685	437	2,663	1,808
Manufactured Product	1,498	1,097	5,896	4,946

Fertilizer sales tonnes (1)	472	304	1,833	1,521
Industrial/Feed sales tonnes	1,026	793	4,063	3,425
Manufactured Product	1,498	1,097	5,896	4,946

Nitrogen Net Sales
(US $ millions)
Sales (2, 3)	$523	$590	$2,417	$2,503
Freight, transportation and distribution	(24)	(21)	(104)	(97)
Net Sales	$499	$569	$2,313	$2,406

Manufactured Product
Ammonia (2)	$244	$287	$1,143	$1,152
Urea	96	112	443	568
Solutions/Nitric acid/Ammonium nitrate	149	107	638	445
Other miscellaneous and purchased product (3)	10	63	89	241
Net Sales	$499	$569	$2,313	$2,406

Fertilizer net sales (2)	$156	$142	$722	$738
Industrial/Feed net sales	333	364	1,502	1,427
Other miscellaneous and purchased product (3)	10	63	89	241
Net Sales	$499	$569	$2,313	$2,406

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$449	$675	$529	$566
Urea	$356	$475	$414	$514
Solutions/Nitric acid/Ammonium nitrate	$218	$247	$240	$247
Average	$326	$461	$377	$438
Fertilizer average price per MT	$331	$467	$396	$485
Industrial/Feed average price per MT	$325	$458	$370	$417
Average	$326	$461	$377	$438
Cost of Goods Sold per MT	$(204)	$(288)	$(225)	$(254)
Gross Margin per MT	$122	$173	$152	$184

(1) Includes inter-segment ammonia sales (tonnes - thousands)	48	30	184	139
(2) Includes inter-segment ammonia net sales of	$27	$23	$106	$94
(3) Includes inter-segment other miscellaneous and purchased product net sales of	$1	$21	$33	$59

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	637	541	2,496	2,473
Feed and Industrial	297	297	1,184	1,170
Manufactured Product	934	838	3,680	3,643

Phosphate Net Sales
(US $ millions)
Sales	$483	$542	$2,067	$2,292
Freight, transportation and distribution	(54)	(51)	(215)	(191)
Net Sales	$429	$491	$1,852	$2,101

Manufactured Product
Fertilizer	$244	$287	$1,079	$1,291
Feed and Industrial	181	197	749	778
Other miscellaneous and purchased product	4	7	24	32
Net Sales	$429	$491	$1,852	$2,101

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$383	$529	$433	$522
Feed and Industrial	$608	$663	$632	$665
Average	$455	$577	$497	$568
Cost of Goods Sold per MT	$(401)	$(463)	$(415)	$(444)
Gross Margin per MT	$54	$114	$82	$124

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2013	2012

December 31	1.0636	0.9949
Fourth-quarter average conversion rate	1.0399	0.9875

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012

Production
Potash production (KCl Tonnes - thousands)	1,940	1,763	7,792	7,724
Potash shutdown weeks (1)	10	22	42	77
Nitrogen production (N Tonnes - thousands)	798	573	2,952	2,602
Phosphate production (P2O5 Tonnes - thousands)	505	504	2,058	1,983
Phosphate P2O5 operating rate	85%	85%	87%	84%

Shareholders
PotashCorp’s total shareholder return	6%	-6%	-16%	0%

Customers
Product tonnes involved in customer complaints (thousands)	27	10	43	64

Community
Taxes and royalties ($ millions) (2)	84	133	568	654

Employees
Annualized turnover rate (excluding retirements) (3)	7%	3%	5%	5%

Safety
Total site recordable injury rate (per 200,000 work hours) (4)	0.86	1.22	1.06	1.29

Environment
Environmental incidents (5)	4	1	17	19

As at	December 31, 2013	December 31, 2012

Number of employees
Potash	2,912	2,759
Nitrogen	789	788
Phosphate	1,637	1,792
Other	449	440

Total	5,787	5,779

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns.
(2)

Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).

(3)	Results in 2013 include a portion of the impact of our announced workforce reduction and the remaining impact will be reflected in 2014.
(4)	As defined in our 2012 Annual Integrated Report. Total site includes PotashCorp employees, contractors and others on site.
(5)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2012 Annual Integrated Report).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A. EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Net income	$230	$421	$1,785	$2,079
Finance costs	37	25	144	114
Income taxes	100	113	687	826
Depreciation and amortization	177	144	666	578
EBITDA	$544	$703	$3,282	$3,597
Termination benefit costs	60	—	60	—
Impairment of available-for-sale investment	—	—	—	341
Adjusted EBITDA	$604	$703	$3,342	$3,938

EBITDA is calculated as net income before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization, termination benefit costs and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Sales	$1,541	$1,642	$7,305	$7,927
Freight, transportation and distribution	(137)	(113)	(572)	(494)
Net sales	$1,404	$1,529	$6,733	$7,433

Net income as a percentage of sales	15%	26%	24%	26%
Adjusted EBITDA margin	43%	46%	50%	53%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B. CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Cash flow prior to working capital changes	$566	$655	$2,927	$3,358
Changes in non-cash operating working capital
Receivables	114	272	276	188
Inventories	(1)	(70)	28	(7)
Prepaid expenses and other current assets	3	(11)	(1)	(32)
Payables and accrued charges	(26)	26	(18)	(282)
Changes in non-cash operating working capital	90	217	285	(133)
Cash provided by operating activities	$656	$872	$3,212	$3,225
Additions to property, plant and equipment	(414)	(628)	(1,624)	(2,133)
Other assets and intangible assets	8	(34)	—	(71)
Changes in non-cash operating working capital	(90)	(217)	(285)	133
Free cash flow	$160	$(7)	$1,303	$1,154

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.